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                                                                   EXHIBIT 10.10
                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT is entered into as of March 29, 1999 between medibuy.com, a Delaware Corporation with a principal place of business at 7777 Alvarado Road, Suite 401, La Mesa, California, 91941 ("COMPANY") and Dennis J. Murphy of 4385 Canyon Crest West Road, San Ramon, California, 94583 ("EXECUTIVE").

        1. Employment.

        COMPANY hereby employs EXECUTIVE, and EXECUTIVE hereby agrees to accept employment from COMPANY, as Chief Executive Officer ("CEO") of COMPANY. EXECUTIVE agrees during the term of his employment under this Agreement and in his capacity as Chief Executive Officer to perform the duties and responsibilities of the office of CEO as set forth in COMPANY's bylaws and as required under Delaware corporation law. EXECUTIVE agrees to perform such services as shall be determined from time to time by the Board of Directors. EXECUTIVE further agrees to use his best efforts to promote the interests of COMPANY and to devote his full business time and energies to the business and affairs of COMPANY, unless otherwise authorized by a vote of the Board of Directors. EXECUTIVE may, however, engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties to COMPANY hereunder.

        2. Term of Employment.

        The employment under this Agreement shall commence on March 29, 1999, and shall end on March 29, 2000, provided that the term of the Agreement shall be extended automatically for successive periods of one year unless otherwise terminated under Paragraph 5 of this Agreement.

        3. Compensation.


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        (a) Base Salary. As compensation for services provided to COMPANY,
EXECUTIVE shall receive a salary at the annual rate of $195,000, less such payroll and withholding taxes as required by law to be deducted and such other amounts as EXECUTIVE shall authorize in writing. The salary shall be payable in semi-monthly installments. Such salary may be increased, but not decreased, from time to time as decided in the discretion of the Board of Directors of COMPANY.

        (b) Bonus. As additional compensation for services rendered by EXECUTIVE, EXECUTIVE shall be entitled to participate in any incentive bonus program that COMPANY's Board of Directors may establish for its executive employees. Such bonus program shall provide a maximum bonus of fifty percent (50%) of the salary paid during the year in which the bonus is earned, based upon factors established by the Board of Directors,

        (c) Equity Compensation. As further compensation for the services rendered by EXECUTIVE, upon his commencement of employment with COMPANY pursuant to this Agreement, EXECUTIVE will be granted an incentive stock option to purchase Fifty-Eight Thousand Five Hundred (58,500) shares of Common Stock of COMPANY at an exercise price per share of $1.50 per share, the fair market value of the Common Stock as determined by the Board of Directors as of the date of this Agreement. Such options shall be issued pursuant to, and their exercise and the issuance of shares upon exercise shall be subject to, the conditions of the COMPANY's 1999 Equity Incentive Plan. In addition, the 4,000 shares of COMPANY'S Common Stock previously purchased by EXECUTIVE (1,000 shares at $0.01 per share and 3000 shares at $1.50 per share) shall be free of any right of repurchase in favor of the COMPANY, but shall be subject to the same restrictions and obligations (including restrictions upon transfer under applicable securities laws) as will apply to Common Stock issued to


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EXECUTIVE upon his exercise of the stock options described above.

               (i) Vesting of Options. EXECUTIVE'S incentive stock options shall vest according to the following schedule:

        8,500 option shares shall vest and be subject to exercise immediately upon EXECUTIVE'S commencing employment under this Agreement;

        50,000 option shares shall vest and be subject to exercise at the rate of 1041.67 shares for each full month that EXECUTIVE'S employment continues under this Agreement after the first anniversary hereunder.

               (ii) Change in Control of Company. Anything in Subparagraph 3(c)(i) to the contrary notwithstanding, any agreement, including, but not limited to, a letter of intent, entered into by COMPANY which ultimately results in a "change in control" of COMPANY, as defined below, shall cause to vest that number of option shares (the "Accelerated Options") equal to sixty percent (60%) of that portion of the options shares granted by this Agreement that have not otherwise vested as of the date of the change in control.* Subject to provisions regarding termination of EXECUTIVE'S employment for cause hereunder, the remaining 40% of such unvested share options shall vest at the rate of 1/12 upon the completion of each full month of employment thereafter, unless such share options would vest sooner pursuant to some other provision of this Agreement, in which event the schedule which results in the earlier vesting shall apply. In the event that, within the first twelve (12) months from the effective date of a change in control, EXECUTIVE's employment is terminated without cause or EXECUTIVE's duties as Chief Executive Officer are significantly changed, the balance of the option

-----------
For example, if as of the date of a change in control 21,000 of the 58,500 option shares have already vested, then upon the change in control an additional 60% of the remaining 37,500, or another 22,500 shares, will vest.


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shares granted to EXECUTIVE under this Agreement that have not vested as of the date of such termination or significant change in duties shall vest immediately. "Change in control" shall mean the first to occur of; 1) a merger of COMPANY into, or a consolidation or other reorganization of COMPANY with, another person or business entity with the result that less than fifty percent (50%) of the directors of the resulting business entity immediately following the merger, consolidation or other reorganization were directors of COMPANY immediately prior to the merger, consolidation or other reorganization; or 2) a sale by COMPANY of more than fifty percent (50%) of its assets (as measured at the time of the agreement to sell); or 3) any event or events following the reconstitution of the Board of Directors of COMPANY in connection with the sale of Series C and/or Series D Preferred Stock of COMPANY (the "Preferred Stock Placement") as a result of which the persons constituting the Board of Directors as a result of such Preferred Stock Placement reconstitution cease to be at least 50% of the directors of COMPANY, provided, however, that any member of the Board of Directors of COMPANY whose election or nomination for election by the shareholders of COMPANY was approved by the vote of at least a majority of the individuals then constituting the Board of Directors shall be considered to have been a member of the Board of Directors immediately after the reconstitution of the Board following the Preferred Stock Placement; or 4) a transaction or series of transactions by which more than 50% of the voting equity securities of COMPANY come to be under the control of a single entity or a group of entities acting in concert to acquire control of COMPANY, but specifically excluding any change in ownership that results from an initial public offering


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of COMPANY'S voting equity securities that is authorized or approved by COMPANYs
Board of Directors.

               (iii) Protection against Dilution. The number of options granted to EXECUTIVE under this Agreement shall be adjusted, if necessary, so that the number is equal to 3.4% of the Company's outstanding common stock on a fully diluted, as converted basis (the "Minimum Percentage"). The Minimum Percentage shall be determined prior to, and without regard to, the Company's issuance of any shares in connection with an initial public offering of its stock or a change in control as described in the preceding paragraph, including any shares that are issued as compensation to brokers, underwriters or other persons involved, directly or indirectly, in arranging such public offering or change in control. Any additional options granted to EXECUTIVE pursuant to this provision shall have an exercise price equal to the fair market value of the Common Stock of Company at the date of the grant, taking into consideration the effect of the stock issuance(s), if any, that trigger application of this provision.

        4. Participation in Benefit Plans, Reimbursement of Business Expenses and Moving Expenses

        (a) Benefit Plans. During the term of this Agreement, EXECUTIVE shall be provided with medical insurance, vacation benefits, sick leave benefits, and holidays which are not less than, and on terms no less favorable than, COMPANY provides to its other executive employees.

        (b) Reimbursement of Business Expenses. During the term of this Agreement, COMPANY shall reimburse EXECUTIVE promptly for all expenditures, including travel, entertainment, parking, business meetings, and the monthly costs (including dues) of


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maintaining memberships at appropriate clubs which are incurred and submitted for reimbursement in accordance with the policies established from time to time by the Board of Directors.

        (c) Moving Expenses. COMPANY shall reimburse EXECUTIVE for all actual relocation expenses, up to a maximum of fifty thousand and 00/100 dollars ($50,000.00), for EXECUTIVE's relocation from San Ramon to the San Diego area in accordance with the terms of the Relocation Benefits Agreement, which Agreement is attached hereto as Appendix A.

        5. Termination of Employment.

        (a) Automatic Termination. This Agreement will automatically terminate in the event of EXECUTIVE's death, or EXECUTIVE's disability which prevents EXECUTIVE from performing substantially all of his duties and responsibilities for a continuous period of ninety (90) days. COMPANY shall have no further obligations to EXECUTIVE or his estate upon such automatic termination, except to honor the exercise of any stock options that have vested prior to the date of such termination, subject to the applicable conditions of the 1999 Equity Incentive Plan.

        (b) Termination Not for Cause. In the event that COMPANY terminates this Agreement without cause, COMPANY shall, subject to the conditions set forth in
Section 6(b), below, continue to pay EXECUTIVE his salary at the level in effect at the time of termination for a period of one (1) year, plus any accrued, but unused vacation, and less any applicable payroll and withholding taxes or other legally required deductions. The one-year salary continuation for EXECUTIVE shall be paid in the same manner and at the same


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intervals as if EXECUTIVE continued his employment during that one year period.
COMPANY reserves the right to pay the one-year salary continuation amount in a lump sum. No other compensation or benefits shall be due to EXECUTIVE.

        (c) Termination for Cause. Notwithstanding the provisions of Sub-paragraph 5(b), COMPANY may terminate EXECUTIVE's employment for cause. For purposes of this Agreement, COMPANY shall have "cause" to terminate EXECUTIVE's employment in the event of the following:

        1) EXECUTIVE commits a criminal act of dishonesty;

        2) EXECUTIVE commits a repeated violation of a written COMPANY Policy after being provided with written notice by COMPANY which specifies the initial Policy violation;

        3) Continued failure by EXECUTIVE to perform the material aspects of EXECUTIVE's duties and responsibilities after written warning from the Board of Directors specifying the duties or responsibilities which EXECUTIVE has failed to perform;

        4) A material breach by EXECUTIVE of any provision of this Agreement.

        EXECUTIVE shall not be deemed to have been terminated for cause unless and until there has been delivered to him, in writing, a certification that the majority of the non-officer members of the Board have found in good faith that EXECUTIVE has engaged in conduct constituting cause within the meaning of this Paragraph, which certification shall specify the particulars upon which the decision is based. The Board of Directors shall notify EXECUTIVE if it intends to consider termination of this Agreement for cause, and upon his request the EXECUTIVE shall have the right to present to the Board such information as he believes is relevant to the Board's decision. However, as in the case of any matter which


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involves a conflict of interest for EXECUTIVE, the EXECUTIVE shall not have, and he hereby expressly waives, any right to be present at or participate in the deliberations of the Board of Directors with respect to a vote to terminate this Agreement for cause. The vote set forth in this provision shall be adequate for the purpose described herein, notwithstanding that the bylaws of the COMPANY or the Corporation Law of the State of Delaware specifies other procedures for votes of the Board of Directors, and EXECUTIVE waives any rights that he may have to challenge the procedural validity of any vote to terminate his employment taken in accordance with this provision. Such waiver shall not extend to the right of EXECUTIVE to challenge the legality or validity of his termination for any other reason.

        In the event EXECUTIVE's employment is terminated for cause, he will not be entitled to receive any severance pay or any other severance compensation.

        (d) Resignation. EXECUTIVE retains the right to resign or otherwise voluntarily terminate his employment with COMPANY upon ninety (90) days' written notice to the Board of Directors. In the event EXECUTIVE resigns or otherwise voluntarily terminates his employment with COMPANY, EXECUTIVE shall not be entitled to any compensation, including benefits, beyond the effective date of his resignation.

        (e) Board Membership. In the event of EXECUTIVE's resignation from or the termination of his employment for any reason, he shall submit a letter of resignation from his seat on the Board of Directors.

        (f) Stock Options. Subject to the Change in Control provisions of
Section 3(c)(ii), above, only the shares subject to the stock options granted to EXECUTIVE above



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        that have vested up to the date of the termination of or his resignation from his employment under this Agreement may be exercised by EXECUTIVE, such exercise to be subject to the conditions set forth in the COMPANY's 1999 Equity Incentive Plan, as it may be amended from time to time. Any stock options that are unvested as of the date of EXECUTIVES's termination shall be null and void.

        6. Noncompetition, Confidentiality and Conflicts of Interest.

        (a) EXECUTIVE agrees and understands that, as the CEO of COMPANY, he will gain possession of confidential information about COMPANY and the way it conducts its business. In conjunction with the execution of, and as part of the consideration given for, this Agreement, EXECUTIVE will execute the Proprietary Information and Inventions Agreement that is attached to this Agreement as Appendix B. EXECUTIVE's duties and obligations under Appendix B shall survive termination of his employment with COMPANY. EXECUTIVE acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of Appendix B would be inadequate to protect COMPANY against the consequences of such breach, and he therefore agrees that the COMPANY shall be entitled to injunctive relief in case of any such breach or threatened breach.

        (b) Restrictive Covenant. During any period that EXECUTIVE is receiving severance compensation from COMPANY following the termination date of EXECUTIVE's employment under this Agreement, EXECUTIVE shall not, without first obtaining the prior written approval of COMPANY, directly or indirectly engage in any activities in competition with COMPANY, or accept employment or establish a business relationship with a business engaged in competition with COMPANY (specifically, promoting and receiving revenue for the marketing, sale and distribution



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of goods, equipment and services in the "Healthcare Field" via the Internet, as that term is defined in the license agreement between COMPANY and among others, iBO$, Inc. dated March 25, 1999, and such other businesses as COMPANY comes to be actively engaged in during the term of this Agreement), in any geographical area in which COMPANY, as of the termination date, either conducts or plans to conduct business. In the event that EXECUTIVE undertakes any such activities without written permission from COMPANY, COMPANY'S obligation to pay EXECUTIVE severance compensation under this provision shall cease.

        (c) Conflicts of Interest. EXECUTIVE agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to COMPANY, its business or prospects, financial or otherwise. However, EXECUTIVE may own, as a passive investor, securities of any publicly traded companies, provided his beneficial ownership of the stock of any one such corporation does not exceed 1% of such corporation's voting stock.

        (d) Non-interference. While employed by COMPANY, and for a period of one
(1) year immediately following the termination of his employment, EXECUTIVE will not interfere with the business of COMPANY by:

        (i) soliciting, attempting to solicit, inducing or otherwise causing any employee of COMPANY to terminate his or her employment in order to become an employee, consultant or contractor to or for any competitor of COMPANY;

        (ii) directly or indirectly soliciting the business of any customer of COMPANY which at the time of termination or one year prior thereto was listed on COMPANY's customer list, which solicitation, if successful, would result in the loss of business or potential business for COMPANY.



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        7. Notices.

        For purposes of this Agreement, notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered or Certified Mail, return receipt requested, postage prepaid, addressed as follows:

        If to EXECUTIVE:     Dennis J. Murphy
                             4385 Canyon Crest West Road
                             San Ramon, California, 94583

        If to COMPANY:       medibuy.com
                             7777 Alvarado Road, Suite 401
                             LaMesa, California 91941

                             Attn: The President

or at such other address as any party may have furnished to the other in writing subsequent to the execution of this Agreement or, in the case of EXECUTIVE, to the address listed for him in COMPANY's records and in the case of COMPANY, to the address known by him to be where the office of the President of COMPANY is located.

        8. Modification, Waiver.

        No provision in this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by EXECUTIVE and a person duly authorized by the Board of Directors of COMPANY so to act.

        9. Severability.

        If any provision of this Agreement is determined to be invalid or is in any way modified by any governmental agency, tribunal, or court of competent jurisdiction, such determination shall be



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considered as a separate, distinct, and independent part of this Agreement and shall not affect the validity or enforceability of any of the remaining provisions of this Agreement.

        10. Successor Rights and Assignment.

        This Agreement shall bind, inure to the benefit of and be enforceable by EXECUTIVE's personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees. The rights and obligations of COMPANY under this Agreement may be assigned by COMPANY, in which event it shall be binding upon, and inure to the benefit of, the person(s) or entity(ies) to whom it is assigned. EXECUTIVE may not assign his duties hereunder and he may not assign any of his rights hereunder without the written consent of COMPANY.

        IN WITNESS WHEREOF, EXECUTIVE and COMPANY have entered into this Agreement as of the date first above written.

                                   EXECUTIVE:

                                   /s/ DENNIS J. MURPHY
                                   -----------------------------
                                   Dennis J. Murphy



                                   MEDIBUY.COM, INC.

                                   By: /s/ MICHAEL CHERMAK
                                      --------------------------
                                   Its:
                                       -------------------------
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                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of October 26, 1999 (the "Effective Date"), by and between MEDIBUY.COM, INC., a Delaware corporation (the "Company") and DENNIS J. MURPHY ("Executive").

        WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated March 29, 1999 (the "Employment Agreement"); and

        WHEREAS, the parties desire to amend the Employment Agreement as set forth in this Amendment.

        NOW THEREFORE, in consideration of the mutual benefits contained herein, the parties, intending to be legally bound, hereby agree as follows:

        1. Except as otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement.

        2.      The Employment Agreement is hereby amended as follows:

                (a) In addition to serving as the Chief Executive Officer of the Company, Executive has been appointed by the Company's Board of Directors to serve as President of the Company. The Employment Agreement is hereby amended to include Executive's employment with the Company as Chief Executive Officer and President.

                (b) Executive's annual salary under Section 3(a) of the Employment Agreement is hereby agreed to be $250,000, less applicable payroll and withholding taxes and other authorized deductions.

                (c) Section 3(c)(iii) ("Protection Against Dilution") is deleted in its entirety. In addition, in consideration of such deletion the Company shall grant to Executive a fully vested, immediately exercisable incentive stock option to purchase 150,000 shares of Common Stock under the Company's 1999 Omnibus Equity Plan.

                (d) The following provision is hereby added as Section 3(c)(iv) of the Employment Agreement:

                        "Section 3(c)(iv) Securities Registration. COMPANY shall
                cause all of EXECUTIVE's share options, and the issuance of shares upon exercise thereof, to be included in an effective registration statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended, within 180 days after the initial registered public offering of COMPANY's Common Stock or other equity securities convertible into Common Stock."

                (e)     The following provision is hereby added at the end of
Section 4(a):

                "COMPANY agrees that it shall reimburse EXECUTIVE for insurance premiums for disability insurance not to exceed an amount of $5,000 in any 1 year."


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                (f)     The following provision is hereby added at the end of
Section 4(c) of the Employment Agreement:

                        "To the extent relocation expenses reimbursed under this
                Section 4(c) will are subject to state or federal taxation, COMPANY will pay an additional amount (the "Gross-Up Payment") such that after payment of all state and federal taxes on the reimbursement and the Gross-Up payment, EXECUTIVE will retain an amount equal to the reimbursement. COMPANY will expect EXECUTIVE to fully and completely cooperate with COMPANY with respect to all matters associated with the taxation or potential taxation of such reimbursement. EXECUTIVE has consulted with EXECUTIVE's own tax advisor with respect to tax implications related to the reimbursement of relocation expenses."

                (g) The following provision is hereby added as Section 4(d) of the Employment Agreement:

                "Section 4(d) Legal Expenses. COMPANY will reimburse EXECUTIVE for actual fees and expenses incurred by him in connection with the review and negotiation of this Agreement, up to a maximum of $3,000."

        3. For purposes of clarification, the parties agree that the vesting schedule of the stock option granted to Executive by the Company on November 17, 1999 is as follows:

                        25% of the shares (or 26,250 shares) subject to the
                option are fully vested and immediately exercisable upon grant, and the remaining shares subject to the option are fully vested and immediately exercisable upon grant, and the remaining shares subject to the option will vest in equal monthly portions over 36 months beginning on April 29, 2000.

        4. This Amendment shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to contracts entered into and performed entirely within California by California residents.

        5. This Amendment may be signed in any number of counterparts, each of which will be deemed an original, and all of which taken together shall constitute one and the same instrument.

        6. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect. This Amendment together with the Employment Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof or thereof.


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        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                       MEDIBUY.COM, INC.


                                       By: /s/ NORMAN FARQUHAR
/s/ DENNIS J. MURPHY                       -------------------------------------
--------------------------------
DENNIS J. MURPHY                       Name: Norman Farquhar
                                             -----------------------------------

                                       Title: Executive Vice President and
                                              Chief Financial Officer
                                              ----------------------------------


                                       3.